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                                                                    EXHIBIT 99.2

FOR IMMEDIATE RELEASE
                                                    For more information:

                                                    For PIMCO Advisors:
                                                    Mike Walker, Dave Sanson
                                                    714-361-7520

                                                    For Oppenheimer Group:
                                                    John Ryan
                                                    212-667-5059

              PIMCO ADVISORS L.P. AND OPPENHEIMER GROUP REPORT
                  NEW TERMS IN AGREEMENT FOR PIMCO ADVISORS
            TO ACQUIRE ONE-THIRD INTEREST IN OPPENHEIMER CAPITAL

NEWPORT BEACH, CA (July 22, 1997) -- PIMCO Advisors L.P. (NYSE: PA) and Oppenheimer Group Inc. today reported that they have reached agreement on a modification of the previously announced acquisition by PIMCO Advisors and its affiliate, Thomson Advisory Group Inc. (TAG Inc.), of the managing general partnership interest in Oppenheimer Capital, the general partnership interest in Oppenheimer Capital L.P. (NYSE: OCC), and 100 percent of the stock of Advantage Advisers, an Oppenheimer Group affiliate which manages eight closed-end funds.

The companies said that under the amendments the purchase price to be paid by TAG Inc. will be $262 million, compared with $265 million previously announced. In addition, all of the acquired interests will be contributed to PIMCO Advisors L.P. by TAG Inc. in exchange for $262 million of new Class A PIMCO Advisors limited partner units, compared with the previously announced contribution of only the general partnership interest in Oppenheimer Capital for $233 million of Class A limited partner units. The companies said the transaction structure will no longer require an IRS ruling and the closing is now contingent upon the sale of Oppenheimer & Co., a brokerage firm which is owned by an Oppenheimer Group Inc. affiliate, to CIBC Wood Gundy Securities Corp.

Oppenheimer Capital is one of the nation's leading investment management firms, with more than $50 billion in assets under management. It is well known for its value-based investment disciplines, primarily in equity management, serving a broad range of institutional clients, including public and private funds, jointly trusteed funds, endowments, foundations, and individuals. Oppenheimer Capital is headquartered in New York, NY.

PIMCO Advisors is a leading investment management organization with more than $119 billion in assets under management. Its six affiliated investment management firms are widely recognized for providing consistent performance and high quality service for many of the nation's corporate and public pension funds, endowments and foundations. Its affiliated mutual fund complex provides institutional-quality investment management to individual investors and institutions. The partnership is headquartered in Newport Beach, CA.

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